EXHIBIT 5.1

October 12, 2005

Global Matrechs, Inc. 90 Grove Street, Suite 201 Ridgefield, Connecticut 06877

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form SB-2 (File No. 333-126526) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) on July 12, 2005 as amended on this date, for the registration of 127,576,685 shares of common stock, of Global Matrechs, Inc., a Delaware corporation (the “Company”). The Registration Statement includes for registration 53,000,000 shares of common stock subject to issuance under a Private Equity Credit Agreement (the “Private Equity Credit Agreement Shares”), 63,075,000 shares of common stock issuable upon conversion of certain convertible notes and upon exercise of certain common stock purchase warrants issued by the Company from time to time (the “Convertible Shares”), and 11,501,685 shares of common stock previously issued by the Company to certain stockholders (the “Outstanding Shares”). The Private Equity Credit Agreement Shares, the Convertible Shares, and the Outstanding Shares are referred to collectively as the “Shares”.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.

We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company.

In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all

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Foley Hoag LLP     BOSTON     WASHINGTON, DC    www.foleyhoag.com

Global Matrechs, Inc.
October 12, 2005

documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

Based upon and subject to the foregoing, it is our opinion that the Private Equity Credit Agreement Shares and Convertible Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Outstanding Shares were duly authorized for issuance and validly issued and are fully paid and nonassessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations adopted thereunder.

This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

Very truly yours,

Foley Hoag LLP

By:	/s/ Dave Broadwin
A Partner